Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273752

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated September 12, 2023)

NAUTICUS ROBOTICS, INC.
Up to 1,890,066 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 12, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate 1,890,066 shares (“Resale Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company” and, together with the Selling Securityholders, the “RRA Parties”). The Resale Shares were issued to the Selling Securityholders pursuant to and in consideration of the RRA Parties’ agreements set forth in the RRA Amendment (as defined in the Prospectus), including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA (as defined in the Prospectus).

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares and will not receive any proceeds from the sale of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales (if any) of the Resale Shares.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “KITT.” The closing price of our Common Stock on December 1, 2023 was $1.10 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2023

NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 942-9069

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers

Removal of Officers

On November 30, 2023, the Board of Directors (the “Board”) of Nauticus Robotics, Inc. (the “Company”) removed Rangan Padmanabhan, the Company’s Chief Financial Officer and principal financial officer, and M. Dilshad Kasmani, the Company’s Chief Legal and Administrative Officer, as officers of the Company. The Board views these removals as “terminations other than for cause” under their respective employment agreements. The Board thanks Mr. Padmanabhan and Mr. Kasmani for their work at the Company and wishes them the best in their future endeavors.

Appointment of Interim Chief Financial Officer

On December 1, 2023, the Board appointed Victoria Hay as the Interim Chief Financial Officer and principal financial officer of the Company. Mrs. Hay, 40, has been the co-owner and President of Flexible Consulting, LLC, a financial and accounting consulting firm, since May 2021. In her capacity as President of Flexible Consulting, LLC, Mrs. Hay has acted as a financial and accounting advisor for numerous companies, including acting as contracted Chief Financial Officer of Enovate, an AI company focused on the oil and gas sector. Prior to her time at Flexible Consulting, LLC Mrs. Hay was at Weatherford International plc (NASDAQ: WFRD) from 2008 to May 2021 in accounting and finance roles of increasing seniority, most recently as the Senior Director – Global Accounting and Reporting Services. Mrs. Hay began her career as a finance analyst with Morgan Stanley. Mrs. Hay is a CIMA chartered accountant and has a BSC(Hon) in Biotechnology with a Management emphasis from Edinburgh University.

Mrs. Hay, through Flexible Consulting, LLC, will receive cash compensation of $30,000 per month and up to $1,000 per month of expense reimbursement. Mrs. Hay will also be granted 40,000 restricted stock units of the Company that will vest at the earlier of Mrs. Hay’s departure and one year from the date of grant. There is no arrangement or understanding between Mrs. Hay and any other person pursuant to which she was to be selected as an officer and there is no family relationship between Mrs. Hay and any of the Company’s directors, executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Since January 2023, the Company has engaged Flexible Consulting, LLC, where Mrs. Hay is President and which she co-owns, to provide it with accounting and finance services relating to its quarterly reporting and mergers/acquisition activity. The total value of services provided by Flexible Consulting, LLC to the Company during this engagement is approximately $446,000.

Change to Board Compensation

On November 30, 2023, the Board approved a change to the compensation structure of the non-executive directors of the Board pursuant to which the non-executive directors may elect to receive cash compensation in an equivalent amount of restricted stock units until the Company’s 2024 annual meeting of stockholders. Any restricted stock units that are granted in respect of such election will vest on the earliest of (1) the 2024 annual meeting of stockholders, (2) the departure of the applicable non-executive director and (3) one year from the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2023	Nauticus Robotics, Inc.

	By:	/s/ Nicolaus Radford
		Name:	Nicolaus Radford
		Title:	Chief Executive Officer

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